Exhibit 99(b) Subscription Agreement

SUBSCRIPTION AGREEMENT

UPB, Inc.
C/O Delos Stock Transfer
762 South U.S. Highway 1
Suite 159
Vero Beach, Florida 32962

Attention: Ms. BeLinda R. Ybarra-Davis

Re: Prospectus, dated ______________ 2008

Dear Ms. Ybarra-Davis:

The undersigned investor ("Investor") in this Subscription Agreement ("Agreement") hereby acknowledges receipt of the prospectus ("Prospectus"), dated __________________, 2008 of UPB, Inc., a Nevada corporation, and subscribes for the following number of shares upon the terms and conditions set forth in the Prospectus. The Investor agrees that this Agreement is subject to availability and acceptance by UPB, Inc..

The Investor hereby subscribes for ____________ shares of UPB, Inc.'s common stock ("Common Stock") at $0.02 per share, for an aggregate purchase price of $____________. Enclosed is the Investor's check which shall be made payable to "Delos Stock Transfer- Escrow Account," with UPB, Inc. written on the reference line of the check. The check is to be sent care of Delos Stock Transfer at the above listed address for the Company.

The Investor hereby acknowledges that Delos Stock Transfer is acting solely as escrow holder in connection with the offering of Common Stock and Delos Stock Transfer and none of its employees makes any recommendation with respect to this offering or any person or entity involved in the offering.

Accepted and Agreed

Signature of Investor
Print Full Name
Street Address
City, State, Zip
Email Address
Area Code and Telephone Number
Social Security Number/Tax I.D. Number

Accepted and Agreed:

UPB, Inc.

By:_____________________________________
Gary Leonard
President and Chief Executive Officer